Exhibit 99.2

Asure Software Acquires Omaha-based Reseller and Updates 2019 Guidance

Asure Software Expands National Presence

Austin, Texas, January 7, 2019 – Asure Software (NASDAQ-CM: ASUR), a leading provider of Human Capital Management (HCM) and workspace management software, announced today that it has acquired Payroll Maxx LLC (“Payroll Maxx”), headquartered in Omaha, Nebraska. Payroll Maxx delivers enterprise class workforce management services and technology for small to mid-size employers. The company resells Asure Software’s industry leading HRIS platform, Evolution, working with companies to reduce payroll compliance risk and manage time through comprehensive workforce management solutions.

Founded in 1998, Payroll Maxx is a full service provider serving clients in all 50 states, processing over $1 billion in annual gross wages last year. The company has grown into the largest, privately-owned service bureau operating on a regional base from Omaha, Nebraska.

Payroll Maxx partners with its clients nationwide to help them manage their workforce with industry leading service. It provides human resources technology and services, payroll processing and time-labor automation to employers who want to leverage leading technology and services to better manage their workforce more efficiently.

Pat Goepel, CEO of Asure Software, said, “Payroll Maxx increases our national presence not only with the addition of an Omaha location, but also with their expansive client base.” Goepel continued, “Consistent with our strategy, we are looking forward to continuing to service their client base with the same customer service they are accustomed to while introducing them to our workspace technology, time and attendance solution and our HR consulting services.”

“I have a passion for developing innovative solutions for businesses and servicing customers with the integrity and quality outcomes that the American business community deserves,” said Phil Cooney, Chief Operating Officer of Payroll Maxx. “Asure Software shares that passion, and with the additional workforce solutions that will be available for our current customers it was a natural fit.”

Updated 2019 Financial Outlook

Based on the Payroll Maxx acquisition closing, Asure is updating 2019 guidance. We now expect to achieve revenue of $104 million to $107 million with non-GAAP EBITDA margin of 22% to 24% (or $23 million to $25 million). This compares with our prior guidance of $100 million to $103 million* with non-GAAP EBITDA margin of 22% to 24%.

*Note that our previously issued 2019 revenue guidance was $110 million to $113 million, which included approximately $10 million of complementary accretive acquisitions expected to close in the first half of 2019. Going forward, we plan to revise guidance after acquisitions close instead of providing anticipatory acquisition timing and financial contributions.

Earnings Call Date and Time

Asure will report fourth quarter and fiscal year 2018 financial results on Thursday, March 14, 2019 at 3:30 p.m. CST.

Non-GAAP Financial Measures

This press release includes the following financial measure defined as non-GAAP financial measures by the Securities and Exchange Commission: EBITDA, excluding one-time expenses. This supplemental financial measure is not required by GAAP, nor is the presentation of this financial information intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the expenses associated with Asure Software’s earnings results as determined in accordance with GAAP. However, for the reasons described below, management uses these non-GAAP measures to evaluate the performance of Asure Software’s business. Asure Software’s management believes that it is important to provide investors with these same tools, together with reconciliation to GAAP, for evaluating the performance of Asure Software’s business, as it may provide additional insight into Asure Software’s financial results. See the “Reconciliation of GAAP Net Income/(Loss) to EBITDA Excluding One-Time Expenses” table included in this press release for further information regarding these non-GAAP financial measures. In addition, these measures are presented because management believes they are frequently used by securities analysts, investors and others in the evaluation of companies.

EBITDA, excluding one-time expenses, is calculated by adding income taxes, interest expense, depreciation and amortization and stock compensation expense to net earnings and excluding certain expenses that management believes to be one time in nature and are not expected to recur on a dollar or per share basis. EBITDA is not defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of Asure’s profitability.

Asure Software is passionate about empowering every client’s workplace with innovative technology to make each workday easier. Asure Software’s suite of products including HCM software, AsureForce Time & Labor Management, and the AsureSpace SaaS platform for managing, monitoring and analyzing the Agile Workplace, create the full employee engagement solution.

About Asure Software

Asure Software, Inc., headquartered in Austin, Texas, offers intuitive and innovative solutions designed to help organizations of all sizes and complexities build companies of the future. Our cloud platforms enabled clients worldwide to better manage their people and space in a mobile, digital, multi-generational, and global workplace. Asure Software’s offerings include a fully-integrated HCM platform, flexible benefits and compliance administration, HR consulting, and time and labor management as well as a full suite of workspace management solutions for conference room scheduling, desk sharing programs, and real estate optimization. Visit us at www.asuresoftware.com.

Contact:

Stacy Zellner

Director of Marketing, Asure Software

Telephone: 888-323-8835 x 3111

E-mail: szellner@asuresoftware.com

Investor Relations Contact:

Carolyn Bass

Market Street Partners

Telephone: 415-445-3232

E-mail: cbass@marketstreetpartners.com